Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Permex Petroleum Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(c)	47,128,625		$0.12875	$6,067,811	0.0000927	$562.49
Equity	Common Shares, no par value	Rule 457(c)	51,841,488	(3)	$0.12875	$6,674,592	0.0000927	$618.74

Total Offering Amounts								$1,182
Total Fees Previously Paid								—
Total Fee Offsets (4)								—
Net Fee Due								$1,182

(1)	The common shares being registered hereunder are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the bid and asked prices as reported on the OTCQB Venture Marketplace on June 23, 2022.

(3)	Represents common shares issuable upon exercise of outstanding warrants to purchase common shares offered by the selling shareholders.

(4)	The Registrant does not have any fee offsets.

-1-